News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, April 27, 2020 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and six months ended March 31, 2020.

The Company reported net income of $305,000 for the three months ended March 31, 2020, compared with net income of $767,000 for the three months ended March 31, 2019. Net income for the six months ended March 31, 2020 was $858,000 compared with net income of $1.5 million for the six months ended March 31, 2019.

The net income per share was $0.05 for the three months ended March 31, 2020 compared to $0.13 for the three months ended March 31, 2019. Net income per share was $0.15 for the six months ended March 31, 2020 compared to $0.25 for the six months ended March 31, 2019.

“The Coronavirus pandemic has completely changed our world, and has significantly impacted our local economy in a very short period of time”, stated John Fitzgerald, President and CEO.

Mr. Fitzgerald continued, “Since the start of the crisis, Magyar Bank has been proactive in assisting our customers by offering loan deferrals to borrowers and actively participating in the Paycheck Protection Program to further assist small businesses. And while customer interaction is limited to drive-thru services only for the time being, our customers continue to have access to their accounts through our online and mobile banking services. The exact impact the pandemic will have on our economy is yet to be determined, but the Bank has increased its loan loss provisions this quarter in anticipation of recessionary conditions, and will closely monitor the situation moving forward.”

Mr. Fitzgerald added, “Throughout our nearly 100-year history, we’ve seen our share of challenging times. In each case the Bank, and our community, have come out stronger than ever, and I have no reason to doubt the same will be true this time around.”

Coronavirus/COVID-19

The extraordinary impact of the Coronavirus/COVID-19 (“COVID-19”) has created an unprecedented environment for consumers and businesses alike. In response to the spread of the virus, the Governor of New Jersey issued a pair of executive orders on March 21st directing residents to stay indoors and to close all non-essential businesses. Banking is considered an essential business and we are working very hard to continue servicing our customers while protecting our valued employees.

To protect its employees and customers from potential exposure to the virus, all lobbies have been temporarily closed. Magyar Bank continues to serve its community through its drive-up lanes, online banking, mobile services, and ATMs. Operational staff are working on a rotational basis and between their primary offices and our disaster recovery location to limit their potential exposure to COVID-19 and to continue providing banking services to our customers during this challenging time.

To assist its customers, Magyar Bank’s electronic banking platform ensures depositors and borrowers have ongoing access to the funds they need. The Bank is offering loan payment deferrals to borrowers unable to pay due to the effects of COVID-19. The Bank is also participating in the Paycheck Protection Program (“PPP”), which was designed by the U.S. Treasury to provide liquidity using the SBA’s platform to small businesses and self-employed individuals to maintain their staff and operations through the pandemic. This liquidity is in the form of a loan, 100% guaranteed by the SBA, that is forgivable provided the funds are used on qualifying payroll costs, and to a lesser extent, rent, utilities and interest on qualifying mortgage payments. The Company received 225 eligible applications for loans totaling $50 million that are expected to fund by June 30, 2020. The Company expects these loans to be short-term in nature. Due to the administrative efforts of these loans and the overall economic impact from COVID-19, we expect significantly lower non-PPP loan growth for the remainder of the year.

The health of the banking industry is highly correlated with that of the economy. The effective closure of local and national economies increases the likelihood of recession, which typically results in an increased level of credit losses. Accordingly, our provisions for loan loss increased this quarter and will be closely monitored throughout the pandemic. Concerns over COVID-19 led to historically low long-term interest rates while the Federal Reserve cut its overnight target range by 150 basis points in March to 0-0.25%. While the Bank’s money market deposits provide an offset to the reduction in Prime-based loans, we expect the refinance and modification of longer-term loans to negatively impact margins during the second half of the Company’s year.

On April 9, 2020 the Board of Governors of the Federal Reserve announced the Paycheck Protection Program Lending Facility (“PPPLF”), authorized under section 13(3) of the Federal Reserve Act, to facilitate lending by eligible financial institutions to small businesses under the Paycheck Protection Program of the CARES Act. Under the PPPLF, the Federal Reserve Bank of New York will provide advances to Magyar Bank on a non-recourse basis, taking PPP Loans as collateral. The Company believes the PPPLF will replace a substantial amount, if not all, of the Bank’s liquidity used to fund PPP loans.

Under section 1102 of the CARES Act, a PPP Loan is assigned a risk weight of zero percent under the risk-based capital rules of the federal banking agencies. On April 9, 2020, the Board, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation issued an interim final rule to allow banking organizations to neutralize the effect of PPP loans financed under the PPPLF on Tier 1 leverage capital ratios. The Company believes the PPPLF will allow the Bank to neutralize a substantial amount, if not all, of the balance sheet growth impact on the calculation of the Bank’s Tier 1 leverage capital ratio.

Results from Operations for the Three Months Ended March 31, 2020

Net income decreased $462,000, or 60.2%, to $305,000 during the three-month period ended March 31, 2020 compared with the three-month period ended March 31, 2019 from lower net interest and dividend income, higher provisions for loan loss, lower non-interest income and higher non-interest expenses.

Net interest and dividend income decreased $89,000, or 1.7%, to $5.0 million for the three months ended March 31, 2020 from $5.1 million for the three months ended March 31, 2019. The Company’s net interest margin decreased by eight basis points to 3.33% for the quarter ended March 31, 2020 compared to 3.41% for the quarter ended March 31, 2019. The yield on interest-earning assets decreased 17 basis points to 4.37% for the three months ended March 31, 2020 from 4.54% for the three months ended March 31, 2019 due to lower market interest rates, partially offset by higher balances of loans receivable, between the two periods. The cost of interest-bearing liabilities decreased 10 basis points to 1.34% for the three months ended March 31, 2020 from 1.44% for the three months ended March 31, 2019 due to lower market interest rates and lower average balances of interest-bearing liabilities.

Interest and dividend income decreased $210,000, or 3.1%, to $6.6 million for the three months ended March 31, 2020 from the three months ended March 31, 2019. The decrease was attributable to 17 basis point decrease in the yield on interest-earning assets to 4.37% as well as $2.4 million decrease in the average balance of interest-earning assets compared with the prior year period. Interest expense decreased $121,000, or 7.2%, to $1.6 million for the three months ended March 31, 2020 from $1.7 million for the three months ended March 31, 2019. The cost on such liabilities declined 10 basis points to 1.34% while the average balance of interest-bearing liabilities decreased $7.1 million, or 1.5%, between the two periods.

The provision for loan losses was $420,000 for the three months ended March 31, 2020 compared to $106,000 for the three months ended March 31, 2019. The Company did not incur any charge-offs during the current period but did receive $4,000 in recoveries of loans previously charged-off. Comparatively, the Company received $92,000 in recoveries for the three months ended March 31, 2019.

Other income decreased $191,000, or 33.8%, to $374,000 during the three months ended March 31, 2020 compared to $565,000 for the three months ended March 31, 2019. The decrease was attributable to lower service charge income and lower gains from the sales of SBA loans. Service charge income decreased $83,000 to $196,000 from the prior year period due to lower loan and deposit fees. The Company did not record any gains from sales of SBA loans, compared with $151,000 for the prior year period. Partially offsetting the decreases were higher gains from the sale of investment securities, which increased $36,000 to $68,000 for the three months ended March 31, 2020 compared with $32,000 for the three months ended March 31, 2019.

During the three months ended March 31, 2020, other expenses increased $71,000, or 1.6%, to $4.6 million from the three months ended March 31, 2019. Professional fees increased $152,000 to $430,000 for the three months ended March 31, 2020 from the prior year period from higher legal expenses incurred for the collection of non-performing loans. Compensation and benefit expense increased $67,000, or 2.7%, from the prior year period due to the addition of a new Bank Secrecy Act Officer as well as annual merit increases for employees. Partially offsetting these increases was a $184,000 decline in OREO expenses to $30,000 for the three months ended March 31, 2020 from $214,000 for the prior year period due to lower valuation allowances and sales of properties between the two periods.

The Company recorded tax expense of $121,000 for the three months ended March 31, 2020, compared with $324,000 for the three months ended March 31, 2019. The decrease was due to a $665,000 decrease in the Company’s results from operations. The Company’s effective tax rate for the three months ended March 31, 2020 was 28.4% compared with 29.7% for the three months ended March 31, 2019.

Results from Operations for the Six Months Ended March 31, 2020

Net income decreased $594,000, or 40.9%, to $858,000 during the six-month period ended March 31, 2020 compared with $1.5 million for the six-month period ended March 31, 2019 due to higher provisions for loan loss, lower non-interest income and higher non-interest expense.

Net interest and dividend income was unchanged at $10.2 million for the six months ended March 31, 2020, compared with for the six months ended March 31, 2019. The Company’s net interest margin increased by two basis points to 3.39% for the six months ended March 31, 2020 compared to 3.37% for the six months ended March 31, 2019. The yield on interest-earning assets decreased by one basis point to 4.46% for the six months ended March 31, 2020 from 4.47% for the six months ended March 31, 2019 due to lower yields on loans receivable, partially offset by higher balances of loans receivable.

Yields on loans receivable averaging $527.2 million dropped eight basis points to 4.77% for the six months ended March 31, 2020 compared with $511.2 million yielding 4.85% for the six months ended March 31, 2019. Securities and interest-earning deposits averaged $69.0 million with a yield of 1.96% for the six months ended March 31, 2020, reflecting a decline of $22.4 million, or 24.5% from 91.4 million for the six months ended March 31, 2019. The Company used cash flows from its securities and interest-bearing deposits to fund higher yielding loans between the two periods, although lower market interest rates accounted for the overall decline in asset yields.

The cost of interest-bearing liabilities decreased two basis points to 1.38% for the six months ended March 31, 2020 from 1.40% for the six months ended March 31, 2019. This was attributable to a three basis point decline in the cost of interest-bearing deposits to 1.31%, partially offset by a four basis point increase in borrowings to 2.24%. In addition, the average balance of interest-bearing liabilities decreased $9.6 million, or 2.0%, between the two periods. Lower interest rates on money market and savings accounts contributed to the lower cost of interest-bearing deposits while the cost of borrowings increased due to the higher level of market interest rates at the time new FHLB term advances were taken.

The provision for loan losses was $631,000 for the six months ended March 31, 2020 compared to $307,000 for the six months ended March 31, 2019. The Company increased its factor for likelihood of recession due to the economic impact of COVID-19, which resulted in a higher estimate of its allowance for loan loss. Partially offsetting this increase were lower reserves for the construction loan segment of the Company’s portfolio, which declined $6.1 million, or 21.5%, from completed projects during the six months ended March 31, 2020.

Net recoveries were $6,000 for the six months ended March 31, 2020 compared to net recoveries of $93,000 for the six months ended March 31, 2019. During the six months ended March 31, 2020 there were no loan charge-offs and recoveries totaling $6,000 from three previously charged-off loans.

Other income decreased $213,000, or 21.5%, to $778,000 for the six months ended March 31, 2020 compared to the prior year period. The decrease was attributable to lower gains from the sale of assets and lower service charges. The Company recorded gains totaling $26,000 from the sale of guaranteed portions of SBA loans and $68,000 from the sale of investment securities during the six months ended March 31, 2020, compared with $151,000 in loan gains and $32,000 from the sale of investment securities for the prior year period. In addition, service charges decreased $138,000, or 23.0% to $462,000 for the six months ended March 31, 2020 due to lower loan and deposit fees.

Other expenses increased $309,000, or 3.5%, to $9.1 million during the six months ended March 31, 2020 from the six months ended March 31, 2019. Compensation and benefit expense increased $212,000, or 4.3%, from the prior year period due the addition of compliance positions as well as annual merit increases for employees. In addition, professional fees increased $209,000 to $778,000 for the six months ended March 31, 2020 from $569,000 for the prior year period due to higher legal expenses resulting from collection efforts of non-performing loans. Offsetting these increases were decreases in OREO expenses, which declined $128,000 to $133,000, reflecting lower valuation allowances and sales of properties between the two periods.

The Company recorded tax expense of $359,000 for the six months ended March 31, 2020, compared with $604,000 for the six months ended March 31, 2019. The lower income tax resulted from a $839,000 decrease in the Company’s results from operations. The Company’s effective tax rate for the six months ended March 31, 2020 was 29.5% compared with 29.4% for the six months ended March 31, 2019.

Balance Sheet Comparison

Total assets increased $27.8 million, or 4.4%, to $658.2 million during the six months ended March 31, 2020 from $630.3 million at September 30, 2019. The growth was attributable to a $23.7 million increase in net loans receivable, and a $4.3 million increase in other assets.

Cash and interest bearing deposits with banks increased $7.7 million, or 35.7%, to $29.1 million at March 31, 2020 from $21.4 million at September 30, 2019 from net deposit inflows, partially offset by an increase in net loans receivable, during the six months ended March 31, 2020.

Total loans receivable increased $24.4 million during the six months ended March 31, 2020 to $547.4 million and were comprised of $245.9 million (44.9%) commercial real estate loans, $204.6 million (37.5%) one-to-four family residential mortgage loans, $47.7 million (8.7%) commercial business loans, $22.3 million (4.1%) construction loans, $22.2 million (4.1%) home equity lines of credit and $4.8 million (0.9%) other loans.

Total non-performing loans increased $2.2 million to $9.1 million at March 31, 2020 from $6.9 million at September 30, 2019. The increase related to one relationship consisting of two construction loans totaling $2.3 million and three commercial loans totaling $1.0 million. Based on updated appraisals of the real estate securing the loans, management believes the loans are adequately secured by real estate. The ratio of non-performing loans to total loans increased to 1.67% at March 31, 2020 from 1.32% at September 30, 2019.

Included in the non-performing loan totals were eight commercial real estate loans totaling $1.7 million, three commercial business loan totaling $1.2 million, three residential mortgage loans totaling $906,000, and three construction loans totaling $5.2 million.

The banking regulatory agencies, through an Interagency Statement dated April 7, 2020 are encouraging financial institutions to work with borrowers who request loan modifications or deferrals as a result of COVID-19. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for COVID-19 modifications. A financial institution can then temporarily suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (“TDR”), and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. Similarly, the Financial Accounting Standards Board has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief are not TDRs. As of April 24, 2020, we had modified 208 loans aggregating $111.0 million, primarily consisting of the deferral of principal and/or interest payments for a period of 90 days.

During the six months ended March 31, 2020, the allowance for loan losses increased $637,000 to $5.5 million. The allowance for loan losses as a percentage of non-performing loans decreased to 61% at March 31, 2020 compared with 71% at September 30, 2019. At March 31, 2020, the Company’s allowance for loan losses as a percentage of total loans was 1.01% compared with 0.93% at September 30, 2019. Future increases in the allowance for loan losses may be necessary based on the growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible deterioration of the current economic environment.

Investment securities decreased $6.6 million to $39.6 million at March 31, 2020 from $46.2 million at September 30, 2019. The Company purchased $5.2 million of U.S. Government-sponsored enterprise obligations, sold securities totaling $6.1 million and received principal repayments totaling $5.7 million during the six months ended March 31, 2020.

Other real estate owned decreased $801,000 to $6.7 million at March 31, 2020 from $7.5 million at September 30, 2019. The decrease was the result of the two sales totaling $745,000 and valuation allowances totaling $60,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market further improves, marketing the individual properties for sale, or selling multiple properties to a real estate investor.

Other assets increased $4.3 million to $7.0 million during the six months ended March 31, 2020 from the Company’s adoption of Accounting Standard Update No. 2016-02, Leases (Topic 842), on October 1, 2019. Topic 842 required lessees to recognize a lease liability and a right-of-use lease asset, measured at the present value of the future minimum lease payments, at the lease commencement date. The Company recorded a $3.8 million operating lease right-of-use asset on October 1, 2019 that was valued at $3.5 million at March 31, 2020.

Total deposits increased $30.9 million, or 5.8%, to $560.9 million during the six months ended March 31, 2020. The increase in deposits occurred in non-interest bearing checking accounts, which increased $25.8 million, or 24.2%, to $132.2 million, certificates of deposit (including individual retirement accounts) which increased $11.5 million, or 9.8%, to $128.2 million, and in savings accounts, which increased $261,000, or 0.4%, to $70.9 million. Offsetting these increases were decreases in interest-bearing checking accounts, which decreased $5.6 million, or 11.6%, to $42.6 million, and money market accounts, which decreased $1.0 million, or 0.5%, to $187.1 million.

Included with the total deposits at March 31, 2020 and September 30, 2019 were brokered certificates of deposit totaling $6.9 million.

Federal Home Loan Bank of New York advances decreased $5.1 million to $31.1 million at March 31, 2020 from $36.2 million at September 30, 2019. Retail deposit inflows were used to repay maturing advances.

During the six months ended March 31, 2020, the Company repurchased 10,000 shares at an average price of $9.03. Through March 31, 2020, the Company had repurchased 91,000 shares at an average price of $8.41 pursuant to the Company’s stock repurchase plan, which has reduced outstanding shares to 5,810,746.

The Company’s book value per share increased to $9.55 at March 31, 2020 from $9.39 at September 30, 2019. The increase was due to the Company’s results of operations for the six months ended March 31, 2020 and share repurchases.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; the risk that significant expense may be incurred by the Company in connection with the resolution of these loans; and the risk that expected resolutions of other real estate owned may not occur or may be delayed.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; and our cyber security risks are increased as the result of an increase in the number of employees working remotely.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

Income Statement Data:
Interest and dividend income	$6,599	$6,809	$13,370	$13,469
Interest expense	1,567	1,688	3,210	3,316
Net interest and dividend income	5,032	5,121	10,160	10,153
Provision for loan losses	420	106	631	307
Net interest and dividend income after
provision for loan losses	4,612	5,015	9,529	9,846
Non-interest income	374	565	778	991
Non-interest expense	4,560	4,489	9,090	8,781
Income before income tax expense	426	1,091	1,217	2,056
Income tax expense	121	324	359	604
Net income	$305	$767	$858	$1,452

Per Share Data:
Basic earnings per share	$0.05	$0.13	$0.15	$0.25
Diluted earnings per share	$0.05	$0.13	$0.15	$0.25
Book value per share, at period end	$9.55	$9.16	$9.55	$9.16

Selected Ratios (annualized):
Return on average assets	0.19%	0.47%	0.27%	0.45%
Return on average equity	2.22%	5.85%	3.09%	5.48%
Net interest margin	3.33%	3.41%	3.39%	3.37%

	March 31,	September 30,
	2020	2019
Balance Sheet Data:
Assets	$658,160	$630,328
Total loans receivable	547,404	523,001
Allowance for loan losses	5,525	4,888
Investment securities - available for sale, at fair value	9,573	16,703
Investment securities - held to maturity, at cost	30,042	29,481
Deposits	560,938	530,075
Borrowings	31,079	36,189
Shareholders' Equity	55,508	54,651

Asset Quality Data:
Non-performing loans	$9,119	$6,894
Other real estate owned	6,727	7,528
Total non-performing assets	15,846	14,422
Allowance for loan losses to non-performing loans	60.59%	70.90%
Allowance for loan losses to total loans receivable	1.01%	0.93%
Non-performing loans to total loans receivable	1.67%	1.32%
Non-performing assets to total assets	2.41%	2.29%
Non-performing assets to total equity	28.55%	26.39%